Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3ASR No. 333-239227) of American Homes 4 Rent and American Homes 4 Rent, L.P.; and
(2)Registration Statement (Form S-8 No. 333-190349) pertaining to the American Homes 4 Rent 2012 Equity Incentive Plan;

of our reports dated February 26, 2021, with respect to the consolidated financial statements of American Homes 4 Rent and American Homes 4 Rent, L.P. and the effectiveness of internal control over financial reporting of American Homes 4 Rent included in this Annual Report (Form 10-K) of American Homes 4 Rent and American Homes 4 Rent, L.P. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Los Angeles, California
February 26, 2021